Exhibit 99.1

NRx Pharmaceuticals Announces Agreement with LifeSci Associates to Provide Financial Services and Support

•       Industry veteran Richard Narido joins the NRx Pharmaceuticals management team

RADNOR, Pa., September 14, 2023 /PRNewswire/ - NRx Pharmaceuticals, Inc. (Nasdaq: NRXP) ("NRx Pharmaceuticals" or the "Company"), a clinical-stage biopharmaceutical company, today announced that it has entered into an agreement (the “Agreement”) with LS Associates, a division of LifeSci Advisors, LLC (“LSA”), pursuant to which LSA will provide certain consulting services to the Company, including but not limited to, arranging for the provision the Company’s Interim Chief Financial Officer. In connection with the Agreement, the Company appointed Richard Narido to serve as Interim Chief Financial Officer of the Company. As Interim Chief Financial Officer, Mr. Narido will serve as the Company’s principal financial officer and principal accounting officer.

“I am pleased to welcome Richard to the team at NRx Pharmaceuticals; He brings great experience and energy to our dynamic company,” said Stephen Willard, Chief Executive Officer of NRx Pharmaceuticals. “Additionally, we are pleased to have immediate access to LSA’s broad team of financial professionals, who will be available to us as needed,” he continued.

Prior to his appointment as the Company’s Interim Chief Financial Officer, Mr. Narido served as the Chief Financial Officer of Lucira Health (“Lucira”) until Pfizer Inc.’s acquisition of Lucira in April 2023. From July 2018 to March 2021, Mr. Narido served in various roles at Assembly Biosciences, Inc., including most recently as Executive Director, Finance, Controllership and Treasury. From June 2014 to June 2018, Mr. Narido served in various roles at Bio-Rad Laboratories, Inc., including as Americas Head of Finance, Global Commercial Operations. Prior to June 2018, Mr. Narido held various finance roles, including Global Head Finance Reporting and Accounting for Novartis Vaccines and Diagnostics and several industry-related positions, including Business Unit Controller for McKesson Corporation. Mr. Narido also serves as a board member on the Arthritis National Research Foundation’s board of directors. Mr. Narido started his career with PricewaterhouseCoopers’s Financial Audit and Assurance practice. Mr. Narido holds a Bachelor of Science degree from the University of San Francisco and a Master of Science degree from the Pepperdine Graziadio Business School.

The Company also today announced that it accepted the resignation of Seth Van Voorhees, Ph.D., former Chief Financial Officer of the Company, which was tendered on September 11, 2023, as he has decided to pursue other professional opportunities. His resignation will be effective as of September 30, 2023, in order to facilitate a smooth transition. “We thank Seth for his many contributions to the Company, and we wish him well in his future endeavors,” commented Mr. Willard.

About NRX-101

NRX-101, a fixed dose combination of D-cycloserine and lurasidone, has been granted Fast Track Designation, Breakthrough Therapy Designation, a Special Protocol Agreement, and a Biomarker Letter of Support from the FDA for S-TRBD. Additionally, the product is being developed in chronic pain and PTSD.

Up to 50% of individuals with bipolar disorder attempt suicide over their lifetime, and estimates indicate that up to 20% may succumb to suicide. The only FDA-approved treatment for patients with treatment-resistant suicidal bipolar depression remains electroconvulsive therapy.

Conventional antidepressants can increase the risk of suicide in certain patients; hence their labels contain a warning to that effect. NRX-101 is a patented, oral, fixed dose combination of D-cycloserine and lurasidone, neither of which has shown addiction potential in preclinical models. Based on the results of a Phase 2 proof-of-concept study, NRX-101 received Breakthrough Therapy Designation from the FDA for the treatment of severe bipolar depression in patients with ASIB after initial stabilization with ketamine or other effective therapy.

NRX-101 is one of the first oral antidepressants currently in late-stage clinical studies targeting the NMDA-receptor in the brain, which represents potentially a key new mechanism to treat depression with and without suicidality, as well as chronic pain, PTSD and other indications, as well as potential use in UTI.

About NRx Pharmaceutical

NRx Pharmaceuticals is a clinical-stage biopharmaceutical company developing therapeutics based on its NMDA platform for the treatment of central nervous system disorders, specifically suicidal bipolar depression, chronic pain and PTSD. The Company’s lead program NRX-101, an oral, fixed-dose combination of D-cycloserine and lurasidone, targets the brain’s N-methyl-D-aspartate (NMDA) receptor and is being investigated in a Phase 2b/3 clinical trial for suicidal treatment-resistant bipolar depression (S-TRBD), which includes patients with both acute and sub-acute suicidality, an indication for which the only approved treatment is electroshock therapy. The Company has partnered with Alvogen Pharmaceuticals, who owns the worldwide rights to NRX-101 for treatment of S-TRBD, to help bring NRX-101 to a global population of patients with unmet medical need. NRx Pharmaceuticals is currently exploring NRX-101’s potential to act as a non-opioid chronic pain treatment option and is continuing to plan to enroll patients in an Israeli-based trial of patients suffering from post-traumatic stress disorder with depression and suicidality.

Cautionary Note Regarding Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995, which may include, but are not limited to, statements regarding our financial outlook, product development, business prospects, and market and industry trends and conditions, as well as the Company's strategies, plans, objectives, and goals. These forward-looking statements are based on current beliefs, expectations, estimates, forecasts, and projections of, as well as assumptions made by, and information currently available to, the Company's management. Actual results could differ materially from those contemplated by the forward-looking statements. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements.

The Company assumes no obligation to revise any forward-looking statement, whether as a result of new information, future events or otherwise. Accordingly, you should not place reliance on any forward-looking statement, and all forward-looking statements are herein qualified by reference to the cautionary statements set forth above.

CORPORATE CONTACT
Jeremy Feffer

LifeSci Advisors, Inc.

jfeffer@lifesciadvisors.com

Matthew Duffy

Chief Business Officer

mduffy@nrxpharma.com